As filed with the Securities and Exchange Commission on December 1, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest reported event: November 25, 2003

Date of report: December 1, 2003

Ferrellgas Partners, L.P.

       Ferrellgas, L.P.

(Exact name of registrants as specified in their charters)

Delaware	001-11331	43-1698480
Delaware	000-50182	43-1698481
(States or Other Jurisdictions of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

One Liberty Plaza, Liberty, Missouri	64068
(Address of Principal Executive Offices)	(Zip code)

Registrants’ telephone number, including area code: (816) 792-1600

ITEM 5. Other Events.

Underwritten Public Offering of Common Units

On December 1, 2003, Ferrellgas Partners, L. P. issued 2,000,000 common units representing limited partner interests pursuant to an underwritten public offering. We received net proceeds of approximately $47.2 million from the offering, based on the offering price of $24.75 per common unit and after deducting underwriting discounts, commissions and offering expenses. We will use the net proceeds received from the offering and the related capital contribution to us by our general partner:

•	to reduce borrowings outstanding under the bank credit facility of our operating partnership, Ferrellgas, L.P., by approximately $38.1 million; and

•	for general partnership purposes of Ferrellgas Partners, including the potential repayment of non-interest bearing debt incurred to fund prior acquisitions of propane assets.

Pursuant to the underwriting agreement related to the offering, the underwriters named therein were granted an option to purchase an additional 300,000 common units to cover any over-allotments. This over-allotment option must be exercised by the underwriters, in full or in part, on or prior to December 25, 2003. If exercised, we intend to use the net proceeds that we receive from the over-allotment exercise and the related capital contribution to us by our general partner, after deducting underwriting discounts, commissions and offering expenses, for those same uses as described above.

The underwriting agreement under which we issued and sold the common units referenced above is filed as Exhibit 1.1 to this Current Report. It is hereby incorporated by reference into this description.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

The exhibits listed in the Index to Exhibits are filed as part of this Current Report on Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FERRELLGAS PARTNERS, L.P.

	By:	Ferrellgas, Inc.,
its general partner

Date: December 1, 2003	By:	/s/ Kevin T. Kelly

Kevin T. Kelly Senior Vice President and Chief Financial Officer

FERRELLGAS, L.P.

	By:	Ferrellgas, Inc.,
its general partner

Date: December 1, 2003	By:	/s/ Kevin T. Kelly

Kevin T. Kelly Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated November 25, 2003, among Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas, Inc. and the underwriters named therein.

5.1	Legal opinion of Mayer, Brown, Rowe & Maw LLP dated December 1, 2003, as to the legality of the common units issued by Ferrellgas Partners, L. P. pursuant to the underwriting agreement referenced in Exhibit 1.1 herewith.

23.1	Consent of Mayer, Brown, Rowe & Maw LLP (contained in Exhibit 5.1 herewith).